EXHIBIT 99.1
PRIME GROUP REALTY TRUST SUSPENDS
SERIES B PREFERRED DIVIDENDS FOR THE THIRD QUARTER OF 2009
Chicago, IL. October 6, 2009 — Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced today that the Company’s Board of Trustees determined not to declare a quarterly distribution on its Series B Preferred Shares for the third quarter of 2009, and that the Board is unable to determine when the Company might recommence distributions on the Series B Preferred Shares. The Board is also in the process of considering various financing and other capitalization alternatives for the Company.
The Board’s decision was based on the Company’s current capital resources and liquidity needs and the overall negative state of the economy and capital markets. The Board intends to review the suspension of the Series B Preferred distributions periodically based on the Board’s ongoing review of the Company’s financial results, capital resources and liquidity needs, and the condition of the economy and capital markets. The Company can give no assurances that distributions on the Company’s Series B Preferred Shares will be resumed, or that any financing or other capitalization alternatives will be satisfactorily concluded.
About Prime Group Realty Trust
Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 8 office properties containing an aggregate of 3.3 million net rentable square feet and a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet. The Company leases and manages approximately 3.3 million square feet comprising all of its wholly-owned properties. In addition, the Company is the asset and development manager for an approximately 1.1 million square foot office building located at 1407 Broadway Avenue in New York, New York. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300